EXHIBIT 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

IZEA, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Section 3.02 of Article III of the Articles of Incorporation of the corporation is hereby amended and restated in its entirety as set forth on Exhibit A, attached hereto.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: **majority of issued voting shares**

4. Effective date of filing: (optional) **January 11, 2016**

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X LeAnn Hitchcock

Signature of Officer LeAnn Hitchcock, Chief Financial Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 3-6-09

EXHIBIT A

"3.02. Common Stock. The total number of authorized shares of Common Stock shall be two hundred million (200,000,000) shares with par value of $0.0001 per share. Effective at 12:00 a.m. upon the effective date of the filing with the Secretary of State of the State of Nevada of the Certificate of Amendment to the Articles of Incorporation (the “Effective Time”), every twenty (20) shares of Common Stock of the Corporation, par value $0.0001 per share (the “Existing Common”), issued and outstanding or reserved for issuance or held in treasury, shall automatically, and without any action by the holder thereof, be changed and reclassified into one (1) share of Common Stock of the Corporation, par value $0.0001 per share (the “New Common”), and each certificate which, prior to the Effective Time, represented twenty (20) shares of the Existing Common shall, from and after the Effective Time, be deemed to represent one (1) share of the New Common.

No fractional shares of New Common will be issued but, in lieu thereof, each holder of shares of Existing Common who would otherwise be entitled to a fraction of a share of New Common (by virtue of holding a number of shares of Existing Common not evenly divisible by 20 or by virtue of holding fewer than 20 shares of Existing Common prior to the Effective Time), upon surrender of their certificates for Existing Common (and after aggregating all fractional shares of New Common to be received by such holder), shall receive the number of shares of New Common which such holder would otherwise be entitled to receive, rounded up to the next number of whole shares of New Common. Notwithstanding the forgoing, the authorized capital of the Corporation shall remain as stated in paragraph 3.01 of this Article III."